Filed Pursuant to Rule 424(b)(5)
Registration No. 333-196115

PROSPECTUS SUPPLEMENT
(To Prospectus dated July 21, 2014)

1,886,792 UNITS

Pursuant to this prospectus supplement and the accompanying prospectus, we are offering 1,886,792 units, with each unit consisting of one share of common stock, par value $0.001, and one warrant to purchase a share of common stock. The warrants will have an initial exercise price of $1.17 per whole share of common stock. The warrants will be exercisable from the date of issuance for a period of five (5) years. The shares of common stock and the warrants will be issued separately but can only be purchased together as units in this offering. Each unit will be sold to investors at a price of $1.06 per unit. This prospectus supplement also relates to the offering of the shares of common stock issuable upon the exercise of the warrants issued in this offering. The units can only be purchased in this offering.

Our common stock is currently quoted on the OTCBB under the symbol “TPIV”. On August 7, 2014, the last reported sales price per share of our common stock on the OTCBB was $1.45.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” on page S-5 of this prospectus supplement, page 5 of the accompanying prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus.

	Per Unit (1)	Total
Offering price	$1.06	$2,000,000
Placement agent fee (2)	$0.0742	$140,000
Proceeds, before expenses, to us	$0.9858	$1,860,000

(1)	Per unit price represents the offering price for a share of common stock and a warrant to purchase one share of common stock.

(2)
In addition, we have agreed to issue to H.C. Wainwright & Co., LLC warrants to purchase a number of shares of common stock equal to 5% of the aggregate number of shares of common stock included in the units sold in this offering and to reimburse certain of its expenses as described in the Plan of Distribution herein.

We have retained H.C. Wainwright & Co., LLC to act as our exclusive placement agent in connection with this offering. The placement agent is not purchasing the securities offered by us in this offering, and is not required to sell any specific number or dollar amount of units, but will assist us in this offering on a “best efforts” basis. We have agreed to pay the placement agent a cash fee equal to 7% of the gross proceeds for the sale of units in the offering. Additionally, we have agreed to issue to the placement agent warrants to purchase a number of shares of our common stock equal to 5% of the aggregate number of shares of common stock included in the units sold in the offering. We have also agreed to reimburse the placement agent for certain of its expenses. We estimate the total expenses of this offering, excluding the placement agent’s fees, will be approximately $30,000. Because there is no minimum offering amount required as a condition to closing in this offering, the actual public offering amount, placement agent fees, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above. See “Plan of Distribution” beginning on page S-8 of this prospectus supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the shares of common stock and warrants offered hereby will take place on or about August 14, 2014, subject to satisfaction of certain conditions.

Placement Agent
  H.C. Wainwright & Co., LLC

The date of this prospectus supplement is August 13, 2014

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering and also adds to and updates information contained in the accompanying prospectus as well as the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to this offering. This prospectus supplement and the accompanying prospectus incorporate by reference important business and financial information about us that is not included in or delivered with this prospectus supplement and the accompanying prospectus.

You should rely only on the information we have provided or incorporated by reference in this prospectus supplement or in the accompanying prospectus. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus or the applicable prospectus supplement. You must not rely on any unauthorized information or representation. You should assume that the information in this prospectus supplement and accompanying prospectus is accurate only as of the dates on the front of the respective document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus when making your investment decision.

Unless otherwise stated or the context requires otherwise, references in this prospectus to “TapImmune,” “we,” “us,” or “our” refer to TapImmune Inc.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere in this prospectus supplement, in the accompanying prospectus or in documents incorporated by reference. This summary does not contain all of the information that you should consider before making an investment decision. This prospectus supplement and the accompanying prospectus include or incorporate by reference information about this offering, our business and our financial and operating data. You should carefully read the entire prospectus supplement, the accompanying prospectus, including under the sections titled “Risk Factors” included therein, and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, before making an investment decision.

Our Company

Business Overview

We specialize in the development of innovative peptide and gene-based immunotherapeutics and vaccines for the treatment of cancer and infectious disease. The field of immunotherapy is a relatively new area of cancer treatment development that holds tremendous promise to generate more effective and better tolerated treatments for cancer than the more traditional, high dose chemotherapy and radiation and surgery therapies. Traditional treatments are not precise in targeting only cancerous cells, and they often fail to remove or destroy all of the cancer. The remaining cancer cells may then grow into new tumors, which can be fatally resistant to further chemotherapy or radiation. In the United States, deaths from cancer are second only to cardiovascular deaths.

Unlike other immunotherapeutic and vaccine technologies that narrowly address the initiation of an immune response, we have designed our approach ("Prime" and "Boost") to broadly stimulate the cellular immune system by enhancing the function of killer T-cells and helper T-cells.  Our business strategy in cancer is to take products through Phase II clinical trials and then partner with pharmaceutical marketing organizations ahead of Phase III trials.

Our principal product candidates are:

●	a new Her2/neu breast cancer immunotherapeutic vaccine technology in-licensed from the Mayo Clinic, MN,

●
a Folate Alpha Receptor immunotherapeutic vaccine comprised of a set of unique peptide epitopes targeting both breast cancer and ovarian cancer that we have an option to in-license from the Mayo Clinic,

●	Polystart™, our proprietary immunotherapeutic, nucleic acid-based expression technology,

●	TAP, a DNA technology expressing Transporter associated with Antigen Processing, and

●	in the field of infectious diseases, use of our technology platforms to create and improve on therapeutic vaccines for pandemic diseases and national preparedness.

Our Product Candidates

Our current operations are focused on developing four product candidates.  Two of these candidates are currently in Phase I clinical trials that we would like to progress to Phase II clinical trials in 2014. The other two product candidates are proprietary immunotherapeutic technologies that are in preclinical trials.

Her2/NEU

In 2011, we signed a Technology Option Agreement with the Mayo Foundation for Medical Education and Research, Rochester, MN (the “Mayo Clinic”), for the evaluation of Her2/neu peptide epitopes as antigens for a breast cancer vaccine. The agreement grants us an exclusive worldwide option to become the exclusive in-licensee of the technology after completion of Phase I clinical trials. The Mayo Clinic is completing a Phase I study to evaluate the safety and immune response(s) for Her2/neu antigens. This trial is fully enrolled with 22 patients and closed, and patient dosing has been completed. All patients have received the vaccine composition, and interim safety analysis on the first six patients has been completed and shown to be safe. In addition, each of the first six patients treated developed specific T-cell immune responses to the antigens in the vaccine composition proving a solid case for advancement to Phase II in 2014.  An additional secondary endpoint incorporated into this Phase I trial will be a two-year follow-on recording time to disease recurrence in the participating breast cancer patients. The assessment of vaccine safety (primary endpoint) and evaluation of immunogenicity (secondary endpoint) for this trial are currently scheduled for completion at the end of 2014.

As this Phase I Trial progresses, we plan to add a class I peptide, in-licensed from the Mayo Clinic in 2012 to the four class II peptides in the context of a Phase I(b)/II clinical trial.  We believe that the combination of class I and class II Her2/neu antigens gives us the leading Her2/neu vaccine platform.  Therefore, a key goal in 2014 is to progress the Her2/neu vaccine into the above mentioned Phase 1(b)/II clinical trial.

In the future, we would like to incorporate the pre-clinical development of Polystart™ as a boost strategy for Her2/neu breast cancer. We believe that the comprehensive scientific underpinnings of our overall approach, to elicit the production of both helper T-cells and killer T-cells, will provide us with highly competitive product candidates for the treatment of Her2/neu positive breast cancer.

Our business strategy with respect to the Her2/neu peptide epitopes is to take them through Phase II clinical trials and then partner with pharmaceutical marketing organizations ahead of Phase III trials.

Folate Alpha Receptor

In March 2014, we acquired the option to in-license the technology being used in a late stage 24 patient, Phase l clinical program in ovarian cancer (Folate Alpha) being conducted by the Mayo Clinic. We will have the exclusive option to in-license the Folate Alpha Receptor upon the completion of Phase I if we exercise our option to acquire that license prior to the completion of Phase I. We intend to use the proceeds from the offering to which this Prospectus relates to exercise the option to acquire the in-license.

Folate Alpha Receptor is expressed in over 90% of ovarian cancer and in 86% of triple negative breast cancer, for which the only treatment options are surgery and chemotherapy, leaving a very important and urgent clinical need for a new therapeutic.  In ovarian cancer, time to recurrence is relatively short for this type of cancer and survival prognosis is extremely poor after recurrence. We intend to exercise this option and to initiate a second Phase II trial in 2014 to include the Folate Alpha Receptor epitopes.  This trial will likely focus on ovarian cancer. As ovarian cancer has few treatment options, our plan is to present a Phase II advancement plan with an application for orphan drug status. Orphan drug status is allowed by the FDA in cases where the disease affects fewer than 200,000 people in the USA and makes allowances for a number of commercial benefits including sales of the drug for seven years without competition.

We plan to incorporate the pre-clinical development of Polystart™ as a boost strategy for ovarian cancer and triple negative breast cancer. We believe that the comprehensive scientific underpinnings of our overall approach, to elicit the production of both helper T-cells and killer T-cells, will provide us with competitive product candidates for the treatment of ovarian cancer and triple negative breast cancer.

Polystart™

Polystart™ is our proprietary immunotherapeutic, nucleic acid-based expression technology. Our Polystart™ technology comprises two portions, one supporting high level of expression and the other a T-cell peptide antigen array (“PAA”).  The antigens making up the PAA are naturally processed inside a patient’s own cells where they are then presented on the cell surface visible for T-cell recognition, activation and expansion.

Our Polystart™ technology directs the translation and subsequent endogenous natural processing of antigenic T-cell epitopes contained within a poly-antigen array(s) at four times the level of conventional comparator systems, thereby providing a greater signal/propensity to attract and directly interact with a patient’s T-cells. Accordingly, elevated levels of target specific cell surface presented T-cell antigen(s) are correspondingly expected to more effectively engage, activate and expand antigen specific killer T-cell population(s) that can then seek out and destroy target cells (e.g., cancer cells).  In addition, our versatile Polystart™ technology is designed to express either class I killer or class II helper T-cell antigenic epitopes.  We believe that our nucleic acid-based systems can also incorporate our TAP technology, although we have not yet taken steps to analyze their combined use.

 We have undertaken preclinical studies with our Polystart™/PAA technology in connection with a smallpox vaccine candidate, and we have been encouraged by the results.  We expect these studies to begin in 2015.

Our Polystart™ technology was invented in-house and is therefore not subject to any licensing fees or downstream royalty payments.

TAP

TAP is our DNA expression technology designed to make cancer cells more immunogenic.  In many solid cancer tumors, the TAP (Transporter associated with Antigen Presentation) protein system does not function and, therefore, the immune system is not stimulated to attack the cancer. We believe that although a number of cancer therapies have been developed that stimulate the immune system, these approaches have often proven ineffective because the cancers remain invisible to the immune system due to this apparent lack of or low expression of the TAP protein.

By restoring TAP expression to TAP-deficient cells, the MHC Class I protein peptide complexes could signal the immune system to attack the cancer. One of our strategic visions is to restore the TAP function within cancerous cells, thus making them immunogenic, or more “visible” to cancer fighting immune cells. We believe that this strategy will provide a commercially viable therapeutic approach that addresses this problem of “non-immunogenicity” of cancer. We expect these studies to begin in 2015.

Our TAP technology was acquired from the University of British Columbia in full and is therefore not subject to any licensing fees or downstream royalty payments.

Infectious Diseases

In the infectious disease/biodefense area, our business strategy is to seek joint research and development partnerships on our infectious disease platform with companies seeking to expand their product portfolios. We are collaborating with the Mayo Clinic for the development of vaccines using TAP expression vectors aimed at viral pandemics/biodefense.  We entered into a research and technology license option agreement with the Mayo Clinic to evaluate novel smallpox peptide antigens. The Agreement grants us an exclusive worldwide option to become the exclusive licensee of the smallpox vaccine technology after research studies have been completed under the terms of the agreement. Scientists at the Mayo Clinic have identified a novel set of peptide antigens which collectively can protect small animals from a lethal dose of vaccinia virus.  This could form the basis of the first peptide-based vaccine for potential stockpiling. The subsequent regulatory pathway for this product is to use the FDA’s “Animal Efficacy Rule” for completion of efficacy studies in primates followed by Phase I clinical studies on vaccine safety.

We plan to complete animal efficacy and human safety studies through non-dilutive grant funding in collaboration with Dr. Greg Poland and colleagues at the Mayo Clinic and anticipate that further development will be completed through strategic corporate partnerships. We anticipate that we will complete these studies with a strategic partner involved in the Biodefense space. The use of non-dilutive grant funding to progress this area allows us to focus the majority of our internal resources on our other product candidates.

        Corporate Information

Our principal executive offices are located at 1551 Eastlake Avenue East, Suite 100, Seattle, WA 98102 and our telephone number is (206) 504-7278.

The Offering

Units offered by us	1,886,792 units, each consisting of one share of common stock and one warrant to purchase a share of common stock.

Terms of warrants in units	Each full warrant shall be exercisable for five (5) years following issuance at an exercise price of $1.17.

Offering price	$1.06 per unit.

Use of proceeds	General corporate purposes.

Common stock to be outstanding immediately after this offering (1)	19,683,190

OTCBB Symbol	TPIV

Risk Factors
An investment in our company involves a high degree of risk. Please refer to the sections titled “Risk Factors,” “Special Note Regarding Forward-Looking Statements” and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before investing our securities.

(1) The number of shares of common stock to be outstanding after this offering is based on the sale of all of the units being offered, approximately 17,196,398 shares of common stock outstanding as of the date of this prospectus supplement and 600,000 shares to be issued in exchange for debt at $1.17 per share simultaneously with the sale of all of the units, and excludes:

•	65,430 shares of common stock reserved for issuance upon the exercise of outstanding options granted under our Stock Incentive Plan with a weighted average exercise price of $18.00 per share;

•	399,285 shares of common stock that may be issued upon exercise of outstanding warrants as of June 30, 2014 with a weighted average exercise price of $10.19 per share;

•
1,886,792 shares of common stock issuable upon exercise of the warrants to be issued to the investors in connection with this offering, at an exercise price of $1.17 per share, assuming the maximum number of units are sold in this offering; and

•
94,340 shares of common stock issuable upon exercise of the warrants to be issued to the placement agent in connection with this offering, at an exercise price of $1.17 per share, assuming the maximum number of units are sold in this offering.

RISK FACTORS

An investment in our company involves a high degree of risk. Before you make a decision to invest in our securities, you should consider carefully the risks described below, as well as the risks described in or incorporated by reference in this prospectus supplement and the accompanying prospectus and all other documents incorporated by reference into this prospectus supplement and accompanying prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Any of these risks could have a material adverse effect on our business, prospects, financial condition and results of operations. In any such case, the trading price of our securities could decline and you could lose all or part of your investment. Additional risks not presently known to us or that we currently deem immaterial may also adversely affect our business operations.

You will experience immediate and substantial dilution in the net tangible book value per share of the common stock you purchase.

Since the price per share of our common stock being offered is substantially higher than the net tangible book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on an assumed offering price of $1.06 per unit, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of approximately $1.232 per share in the net tangible book value of the common stock. Similarly, you will likely suffer substantial dilution in the net tangible book value of the common stock you purchase if you exercise the warrants purchased in this offering See the section titled “Dilution” in this prospectus supplement for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

There is no public market for the warrants to purchase common stock in this offering.

There is no established public trading market for the warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply for listing the warrants on any securities exchange. Without an active market, the liquidity of the warrants will be limited.

Our management has significant flexibility in using the net proceeds of this offering.

We intend generally to use the net proceeds from this offering for working capital and general corporate purposes. Our management will have significant flexibility in applying the net proceeds of this offering. Management’s failure to use these funds effectively would have an adverse effect on the value of our common stock and could make it more difficult and costly to raise funds in the future.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus contain forward-looking statements that have been made within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act and are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements include statements about:

•	the potential benefits and commercial potential of our potential products;

•	our clinical trials, commencement dates for new clinical trials, clinical trial results, evaluation of our clinical trial results by regulatory agencies in other countries;

•	our ability to obtain additional financing;

•	the safety and efficacy of our product candidates;

•	estimates of the potential markets and estimated trial dates;

•	any changes in the current or anticipated market demand or medical need of our potential products;

•	need for additional research and testing;

•	the uncertainties involved in the drug development process and manufacturing;

•	our future research and development activities;

•	assessment of competitors and potential competitors;

•	potential costs resulting from product liability or other third-party claims;

•	the sufficiency of our existing capital resources and projected cash needs;

•	assessment of impact of recent accounting pronouncements; and

•	government regulation and approvals.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “future,” “intend,” or “certain” or the negative of these terms and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed or forecasted in any such forward-looking statements. Such risks and uncertainties include those contained in or incorporated by reference under the section titled “Risk Factors.” Given these risks, uncertainties and other important factors, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date such forward-looking statements are made. You should carefully read this prospectus supplement and the accompanying prospectus, together with the information incorporated by reference in this prospectus supplement and the accompanying prospectus as described under the sections titled “Where You Can Find More Information” in each document, completely and with the understanding that our actual future results may be materially different from what we expect. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations and financial condition.

Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons why actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $1,819,500 after deducting the placement agent fee and our estimated offering expenses, assuming that we sell the maximum number of units in this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual number of units sold, placement agent fee and proceeds to us are not presently determinable and may be substantially less than the maximum amount set forth above.  We will derive additional proceeds of up to $2,207,548 million, if all of the warrants sold in the offering are exercised.

We currently intend to use the net proceeds from this offering for working capital and general corporate purposes.

DETERMINATION OF OFFERING PRICE

We established the offering price of the units following negotiations with prospective investors and with reference to the prevailing market price of our common stock, recent trends in such price, daily average trading volume of our common stock, our current stage of development, future capital needs and other factors.

DILUTION

If you invest in units in this offering, your ownership interest in our common stock may be diluted to the extent of the difference between the initial public offering price per unit and the pro forma as adjusted net tangible book value per share of our common shares immediately after this offering. The historical net tangible book value of our common shares as of March 31, 2014 was approximately $(5,505,594), or $(0.3168) per share. Historical net tangible book value per share represents our total tangible assets (total assets less intangible assets) less our total liabilities, divided by the number of outstanding common shares.

Investors participating in this offering will incur immediate, substantial dilution. After giving effect to the receipt of the net proceeds from our sale of 1,886,792 units at a public offering price of $1.06 per share and after deducting placement agent fees and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of March 31, 2014 would have been approximately $(3,686,094) million, or $(0.1914) per share. This represents an immediate increase in pro forma as adjusted net tangible book value of $0.1255 per share to our existing shareholders and an immediate dilution of $1.2514 per share to investors purchasing common shares in this offering.

The following table illustrates this dilution on a per share basis to new investors:

Without warrants
Offering price per share	$1.06
Historical net tangible book value per share as of March 31, 2014	$(5,505,594)
Increase in net tangible book value per share attributable to new investors purchasing shares in this offering	$0.1237
Pro forma as adjusted net tangible book value per share after giving effect to this offering	$ (0.1932)
Dilution per share to new investors participating in this offering	$1.2532

The above table is based on our net tangible book value as of March 31, 2014, 17,196,398 shares outstanding as of August 11, 2014, the sale of all of the units in the offering and offering proceeds to us after expenses of $1,819,500.

DESCRIPTION OF SECURITIES

In this offering, we are offering up to 1,886,792 units, with each unit consisting of one share of common stock and a warrant to purchase a share of common stock. The material terms and provisions of the units, our common stock and the warrants are described under the caption “Description of Securities” in the accompanying prospectus.

PLAN OF DISTRIBUTION

 Pursuant to an engagement letter agreement dated as of July 29, 2014, we have engaged H.C. Wainwright & Co., LLC (“H.C. Wainwright”) as our placement agent for this offering. H.C. Wainwright is not purchasing or selling any units, nor are they required to arrange for the purchase and sale of any specific number or dollar amount of units, other than to use their “best efforts” to arrange for the sale of units by us. Therefore, we may not sell the entire amount of units being offered. H.C. Wainwright may engage one or more sub-placement agents or selected dealers to assist with the offering.  We will enter into a securities purchase agreement directly with the investors in this offering which shall include customary representations, warranties and covenants for transactions of this type.

Upon the closing of this offering, we will pay the placement agent a cash transaction fee equal to seven percent (7%) of the gross proceeds to us from the sale of the units in the offering. We will reimburse H.C. Wainwright for its expenses incurred in connection with this offering in an amount equal to one percent (1%) of the aggregate gross proceeds raised in the offering, not to exceed $30,000. The costs, fees and expenses related to the FINRA filings made in connection with this offering will be approximately $180,500.

In addition, we agreed to grant compensation warrants to the placement agent to purchase a number of shares of our common stock equal to five percent (5%) of the aggregate number of shares of common stock in the units sold to the investors in this offering. The compensation warrants will have the same terms as the warrants issued to the investors in this offering, except that the compensation warrants will have an exercise price of $1.325 (125% of the public offering price per unit) and a termination date of July 23, 2019, or the five year anniversary of the effective date of the registration statement of which this prospectus supplement forms a part. Pursuant to FINRA Rule 5110(g), the compensation warrants and any shares issued upon exercise of the compensation warrants shall not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of this offering, except the transfer of any security:

•	by operation of law or by reason of reorganization of our company;

•
to any FINRA member firm participating in the offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction set forth above for the remainder of the time period;

•	if the aggregate amount of securities of our company held by the holder of the compensation warrants or related persons do not exceed 1% of the securities being offered;

•
that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund; or

•	the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction set forth above for the remainder of the time period.

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act and any commissions received by it and any profit realized on the sale of the securities by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. The placement agent will be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the placement agent. Under these rules and regulations, the placement agent may not (i) engage in any stabilization activity in connection with our securities; and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

Pursuant to the purchase agreement with investors, we have agreed to not make certain issuances or sales of our securities for a period of 90 days from the completion of this offering.

The engagement letter agreement provides that we will indemnify the placement agent against specified liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

           The validity of the issuance of the securities offered hereby will be passed upon for us by Sanders Ortoli Vaughn-Flam Rosenstadt LLP. Ellenoff Grossman & Schole LLP acted as counsel to the placement agent in connection with this offering.

EXPERTS

            Our annual consolidated financial statements incorporated in this prospectus by reference to our annual report on Form 10-K for the year ended December 31, 2012 have been audited by  Dale Matheson Carr-Hilton LaBonte LLP, independent registered public accounting firm, to the extent indicated in their report thereon. Such consolidated financial statements are incorporated by reference into this prospectus supplement in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

            We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents that we have filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the operation of the Public Reference Room. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including us. The SEC’s Internet site can be found at http://www.sec.gov. In addition, we make available on or through our Internet site copies of these reports as soon as reasonably practicable after we electronically file or furnished them to the SEC. Our Internet site can be found at http:www.biopathholdings.com.

INFORMATION INCORPORATED BY REFERENCE

We are incorporating by reference into this prospectus supplement and the accompanying prospectus certain information that we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus supplement and accompanying prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus supplement and accompany prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any statements in the prospectus or any document previously incorporated by reference have been modified or superseded. This prospectus supplement and accompanying prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2012;

•	our quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2013 and amendments on Form 10-Q/A to our quarterly report for the quarter ended September 30, 2013;

•	our current reports on Form 8-K filed with the SEC on January 4, March 12, June 7, July 22, August 9, September 20, October 3 and November 8, 2013 and January 7, 2014;

•	our definitive proxy statement in connection with our 2013 annual meeting of shareholders filed with the SEC on October 31, 2013; and

•	the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on September 10, 2008.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus supplement or accompanying prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

We also incorporate by reference all documents we file in the future pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the filing of the registration statement of which this prospectus supplement and accompanying prospectus is a part and prior to the effectiveness of such registration statement or (ii) after the date of this prospectus supplement and until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus supplement and accompanying prospectus. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any proxy statements.

We will provide to each person, including any beneficial owner, to whom a prospectus supplement and accompanying prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus supplement or accompanying prospectus but not delivered with the prospectus supplement and accompanying prospectus, including exhibits which are specifically incorporated by reference into such documents. You may request a copy of these filings at no cost, by writing to or telephoning us at the following address:

TapImmune Inc.
Attention: Glynn Wilson, President
1551 Eastlake Avenue East,
Suite 100, Seattle, WA
(206) 504-7278

PROSPECTUS
$40,000,000

Common Stock
Warrants
Units

____________________________________________________________________________________________________

We may offer to sell, from time to time in one or more offerings, any combination of common stock, warrants or units having an aggregate initial offering price not exceeding $40,000,000. When we decide to sell a particular class or series of securities, we will provide specific terms of the offered securities in a prospectus supplement. You should read this prospectus and any prospectus supplement carefully before you invest.

This prospectus provides a general description of the securities we may offer. Each time we sell securities, we will provide specific terms of the securities offered in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement carefully before you invest in any securities. This prospectus may not be used to consummate a sale of securities unless accompanied by the applicable prospectus supplement.

Our common stock is traded on the OTC Bulletin Board under the symbol “TPIV”.  On July 14, 2014 the last reported sale price for our common stock on the OTC Bulletin Board was $1.60 per share and we had 16,806,569 shares of common stock outstanding. Neither our warranty nor our units are publically traded.

As of March 21, 2014, the aggregate market value of the voting and non-voting common equity held by non-affiliates of the registrant computed by reference to the price at which the registrant’s common equity was last sold was approximately $79,065,000, based on approximately 15,060,000 shares of common stock held by non-affiliates and a closing share price of $5.25.

Investing in our securities involves risks. You should review carefully the risks and uncertainties described under the heading “risk factors” on page 5 and contained in any applicable prospectus supplement and under similar headings in the other documents that are incorporated by reference into this prospectus.

We may offer our common stock, warrants or units, in one or more offerings in amounts, at prices, and on terms determined at the time of the offering. We may sell these securities through agents we select or through underwriters and dealers we select. If we use agents, underwriters or dealers, we will name them and describe their compensation in a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 21, 2014

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus or in any documents that we have incorporated by reference into this prospectus. You should read this prospectus and any applicable prospectus supplement, together with the information incorporated herein by reference as described under the heading “Where You Can Find More Information.”

You should rely only on the information that we have provided or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus or any applicable prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

This prospectus and any accompanying applicable supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying applicable supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus or any applicable prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus or any applicable prospectus supplement is delivered or securities sold on a later date.

We will provide, upon written or oral request, without charge to you, including any beneficial owner to whom this prospectus is delivered, a copy of any or all of the documents incorporated herein by reference other than the exhibits to those documents, unless the exhibits are specifically incorporated by reference into the information that this prospectus incorporates.  You should direct a request for copies to us at President Glynn Wilson, TapImmune Inc, 1551 Eastlake Avenue East, Suite 100, Seattle, WA, 98102 or you may call us at (206) 504-7278.

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FORWARD-LOOKING STATEMENTS

            Certain information set forth in this prospectus or incorporated by reference in this prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are intended to be covered by the “safe harbor” created by those sections.  Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “would,” “could,” “seek,” “intend,” “plan,” “estimate,” “goal,” “anticipate,” “project” or other comparable terms.  Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties included in this prospectus under the caption “Risk Factors,” and those risks and uncertainties described in the documents incorporated by reference into this prospectus. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements. We further caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein or in the accompanying prospectus (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

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PROSPECTUS SUMMARY

 This summary highlights selected information from this prospectus and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, including the risks of investing discussed under “Risk Factors” on page 5, the information incorporated by reference, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part. Unless otherwise stated or the context requires otherwise, references in this prospectus to “TapImmune,” “we,” “us,” or “our” refer to TapImmune Inc.

Our Company

Business Overview

We specialize in the development of innovative peptide and gene-based immunotherapeutics and vaccines for the treatment of cancer and infectious disease. The field of immunotherapy is a relatively new area of cancer treatment development that holds tremendous promise to generate more effective and better tolerated treatments for cancer than the more traditional, high dose chemotherapy and radiation and surgery therapies. Traditional treatments are not precise in targeting only cancerous cells, and they often fail to remove or destroy all of the cancer. The remaining cancer cells may then grow into new tumors, which can be fatally resistant to further chemotherapy or radiation. In the United States, deaths from cancer are second only to cardiovascular deaths.

Unlike other immunotherapeutic and vaccine technologies that narrowly address the initiation of an immune response, we have designed our approach ("Prime" and "Boost") to broadly stimulate the cellular immune system by enhancing the function of killer T-cells and helper T-cells.  Our business strategy in cancer is to take products through Phase II clinical trials and then partner with pharmaceutical marketing organizations ahead of Phase III trials.

Our principal product candidates are:

•	a new Her2/neu breast cancer immunotherapeutic vaccine technology in-licensed from the Mayo Clinic, MN,

•
a Folate Alpha Receptor immunotherapeutic vaccine comprised of a set of unique peptide epitopes targeting both breast cancer and ovarian cancer that we have an option to in-license from the Mayo Clinic,

•	Polystart™, our proprietary immunotherapeutic, nucleic acid-based expression technology,

•	TAP, a DNA technology expressing Transporter associated with Antigen Processing, and

•	in the field of infectious diseases, use of our technology platforms to create and improve on therapeutic vaccines for pandemic diseases and national preparedness.

Our Product Candidates

Our current operations are focused on developing four product candidates.  Two of these candidates are currently in Phase I clinical trials that we would like to progress to Phase II clinical trials in 2014. The other two product candidates are proprietary immunotherapeutic technologies that are in preclinical trials.

Her2/NEU

In 2010 we signed a Technology Option Agreement with the Mayo Foundation for Medical Education and Research, Rochester, MN (the “Mayo Clinic”), for the evaluation of Her2/neu peptide epitopes as antigens for a breast cancer vaccine. The agreement grants us an exclusive worldwide option to become the exclusive in-licensee of the technology after completion of Phase I clinical trials. The Mayo Clinic is completing a Phase I study to evaluate the safety and immune response(s) for Her2/neu antigens. This trial is fully enrolled and closed, and patient dosing has been completed. All patients have received the vaccine composition, and interim safety analysis on the first six patients has been completed and shown to be safe. In addition, each of the first six patients treated developed specific T-cell immune responses to the antigens in the vaccine composition proving a solid case for advancement to Phase II in 2014.  An additional secondary endpoint incorporated into this Phase I trial will be a two-year follow-on recording time to disease recurrence in the participating breast cancer patients. The assessment of vaccine safety (primary endpoint) and evaluation of immunogenicity (secondary endpoint) for this trial are currently scheduled for completion at the end of 2014.

As this Phase I Trial progresses, we plan to add a Class I peptide, in-licensed from the Mayo Clinic in 2012 to the four Class II peptides in the context of a Phase I(b)/II clinical trial.  We believe that the combination of Class I and Class II Her2/neu antigens gives us the leading Her2/neu vaccine platform.  Therefore a key goal in 2014 is to progress the Her2/neu vaccine into the above mentioned Phase 1(b)/II Clinical trial.

In the future, we would like to incorporate the pre-clinical development of Polystart™ as a boost strategy for Her2/neu breast cancer. We believe that the comprehensive scientific underpinnings of our overall approach, to elicit the production of both helper T-cells and killer T-cells, will provide us with highly competitive product candidates for the treatment of Her2/neu positive breast cancer.

Our business strategy with respect to the Her2/neu peptide epitopes is to take them through Phase II clinical trials and then partner with pharmaceutical marketing organizations ahead of Phase III trials.

Folate Alpha Receptor

In March 2014, we acquired the option to in-license the technology being used in a late stage 24 patient, Phase l clinical program in ovarian cancer (Folate Alpha) being conducted by the Mayo Clinic. We will have the exclusive option to in-license the Folate Alpha Receptor upon the completion of Phase I if we exercise our option to acquire that license prior to the completion of Phase I. We intend to use the proceeds from the offering to which this Prospectus relates to exercise the option to acquire the in-license.

Folate Alpha Receptor is expressed in over 90% of ovarian cancer and in 86% of triple negative breast cancer, for which the only treatment options are surgery and chemotherapy, leaving a very important and urgent clinical need for a new therapeutic.  In ovarian cancer, time to recurrence is relatively short for this type of cancer and survival prognosis is extremely poor after recurrence. We intend to exercise this option and to initiate a second Phase II trial in 2014 to include the Folate Alpha Receptor epitopes.  This trial will likely focus on ovarian cancer. As ovarian cancer has few treatment options, our plan is to present a Phase II advancement plan with an application for orphan drug status. Orphan drug status is allowed by the FDA in cases where the disease affects fewer than 200,000 people in the USA and makes allowances for a number of commercial benefits including sales of the drug for seven years without competition.

We plan to incorporate the pre-clinical development of Polystart™ as a boost strategy for ovarian cancer and triple negative breast cancer. We believe that the comprehensive scientific underpinnings of our overall approach, to elicit the production of both helper T-cells and killer T-cells, will provide us with competitive product candidates for the treatment of ovarian cancer and triple negative breast cancer.

Polystart™

Polystart™ is our proprietary immunotherapeutic, nucleic acid-based expression technology. Our Polystart™ technology comprises two portions, one supporting high level of expression and the other a T-cell peptide antigen array (“PAA”).  The antigens making up the PAA are naturally processed inside a patient’s own cells where they are then presented on the cell surface visible for T-cell recognition, activation and expansion.

Our Polystart™ technology directs the translation and subsequent endogenous natural processing of antigenic T-cell epitopes contained within a poly-antigen array(s) at four times the level of conventional comparator systems, thereby providing a greater signal/propensity to attract and directly interact with a patient’s T-cells. Accordingly, elevated levels of target specific cell surface presented T-cell antigen(s) are correspondingly expected to more effectively engage, activate and expand antigen specific killer T-cell population(s) that can then seek out and destroy target cells (e.g., cancer cells).  In addition, our versatile Polystart™ technology is designed to express either Class I killer or Class II helper T-cell antigenic epitopes.  We believe that our nucleic acid-based systems can also incorporate our TAP technology, although we have not yet taken steps to analyze their combined use.

 We have undertaken preclinical studies with our Polystart™/PAA technology in connection with a smallpox vaccine candidate, and we have been encouraged by the results.  We expect these studies to begin in 2015.

Our Polystart™ technology was invented in-house and is therefore not subject to any licensing fees or downstream royalty payments.

TAP

TAP is our DNA expression technology designed to make cancer cells more immunogenic.  In many solid cancer tumors, the TAP (Transporter associated with Antigen Presentation) protein system does not function and, therefore, the immune system is not stimulated to attack the cancer. We believe that although a number of cancer therapies have been developed that stimulate the immune system, these approaches have often proven ineffective because the cancers remain invisible to the immune system due to this apparent lack of or low expression of the TAP protein.

By restoring TAP expression to TAP-deficient cells, the MHC Class I protein peptide complexes could signal the immune system to attack the cancer. One of our strategic visions is to restore the TAP function within cancerous cells, thus making them immunogenic, or more “visible” to cancer fighting immune cells. We believe that this strategy will provide a commercially viable therapeutic approach that addresses this problem of “non-immunogenicity” of cancer. We expect these studies to begin in 2015.

Our TAP technology was acquired from the University of British Columbia in full and is therefore not subject to any licensing fees or downstream royalty payments.

Infectious Diseases

In the infectious disease/biodefense area, our business strategy is to seek joint research and development partnerships on our infectious disease platform with companies seeking to expand their product portfolios. We are collaborating with the Mayo Clinic for the development of vaccines using TAP expression vectors aimed at viral pandemics/biodefense.  We entered into a research and technology license option agreement with the Mayo Clinic to evaluate novel smallpox peptide antigens. The Agreement grants us an exclusive worldwide option to become the exclusive licensee of the smallpox vaccine technology after research studies have been completed under the terms of the agreement. Scientists at the Mayo Clinic have identified a novel set of peptide antigens which collectively can protect small animals from a lethal dose of vaccinia virus.  This could form the basis of the first peptide-based vaccine for potential stockpiling. The subsequent regulatory pathway for this product is to use the FDA’s “Animal Efficacy Rule” for completion of efficacy studies in primates followed by Phase I clinical studies on vaccine safety.

We plan to complete animal efficacy and human safety studies through non-dilutive grant funding in collaboration with Dr. Greg Poland and colleagues at the Mayo Clinic and anticipate that further development will be completed through strategic corporate partnerships. We anticipate that we will complete these studies with a strategic partner involved in the Biodefense space. The use of non-dilutive grant funding to progress this area allows us to focus the majority of our internal resources on our other product candidates.

        Corporate Information

We were incorporated under the laws of the State of Nevada in 1991 under the name “Ward’s Futura Automotive Ltd”. We changed our name a number of times since 1991 and, in July 2002, we completed the acquisition of GeneMax Pharmaceuticals Inc. (“GeneMax Pharmaceuticals”), a Delaware corporation, in a reverse merger and changed our name to “GeneMax Corp”. As a result of this transaction, the former stockholders of GeneMax Pharmaceuticals then owned 75% of the total issued and outstanding shares of GeneMax Corp. GeneMax Pharmaceuticals is now a wholly owned subsidiary of TapImmune, and GeneMax Pharmaceuticals Canada Inc. (“GP Canada”), a British Columbia corporation, is a wholly owned subsidiary of GeneMax Pharmaceuticals. On June 28, 2007, we approved a name change to TapImmune Inc.

Our principal executive offices are located at 1551 Eastlake Avenue East, Suite 100, Seattle, WA 98102 and our telephone number is (206) 504-7278. We maintain a website at http://www.tapimmune.com which contains descriptions of our technology, our drugs and the trial status of each drug. The information on our website is not incorporated into this prospectus.

The Securities We May Offer

We may offer the securities described in this prospectus from time to time, together with any applicable prospectus supplement, at prices and on terms to be determined by market conditions at the time of offering. This prospectus provides you with a general description of the securities we may offer. Holders of our common stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. Until you have acquired shares of our common stock upon exercise of any warrants, you will have no rights with respect to the shares of our common stock underlying such warrants. Upon exercise of your warrants, you will be entitled to exercise the rights of a common stockholder only as matters of which the record date occurs after the exercise date. Each time we offer our securities, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities. A prospectus supplement to be provided to you may also add, update or change information contained in this prospectus or in documents we have incorporated by reference. However, no prospectus supplement will offer a security that is not registered and described in this prospectus at the time of the effectiveness of the registration statement of which this prospectus is a part.

We may sell the securities directly to or through underwriters, dealers or agents. We, and our underwriters or agents, reserve the right to accept or reject all or part of any proposed purchase of securities. If we do offer securities through underwriters or agents, we will include in the applicable prospectus supplement:

• the names of those underwriters or agents;

• applicable fees, discounts and commissions to be paid to them;

• details regarding over-allotment options, if any; and

• the net proceeds to us.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider and evaluate all of the information included and incorporated by reference or deemed to be incorporated by reference in this prospectus or any applicable prospectus supplement, including the risk factors contained herein and those incorporated by reference herein from our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and the Quarterly Report on Form 10-Q for the quarter ended March 30, 2014, respectively, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein or contained in any applicable prospectus supplement. Our business, results of operations or financial condition could be adversely affected by any of these risks or by additional risks and uncertainties not currently known to us or that we currently consider immaterial.

Risks Related to our Business

We are a development stage company with a history of operating losses.

We are a clinical-stage immunotherapy company with a history of losses, and we may always operate at a loss. We expect that we will continue to operate at a loss throughout our development stage, and as a result, we may exhaust our financial resources and be unable to complete the development of our products. We anticipate that our ongoing operational costs will increase significantly as we continue conducting our clinical development program. Our deficit will continue to grow during our drug development period. We have no sources of revenue to provide incoming cash flows to sustain our future operations. As outlined above, our ability to pursue our planned business activities depends upon our successful efforts to raise additional equity financing

We have sustained losses from operations in each fiscal year since our inception, and we expect losses to continue for the indefinite future due to the substantial investment in research and development. As of December 31, 2013, we had an accumulated deficit of $55,427,000 since inception. We expect to spend substantial additional sums on the continued administration and research and development of licensed and proprietary products and technologies with no certainty that our approach and associated technologies will become commercially viable or profitable as a result of these expenditures. If we fail to raise a significant amount of capital, we may need to significantly curtail operations or cease operations in the near future. If any of our product candidates fails in clinical trials or does not gain regulatory approval, we may never generate revenue. Even if we generate revenue in the future, we may not be able to become profitable or sustain profitability in subsequent periods.

We have not yet sold any products or received regulatory approval to sell our products.

We have no approved products or products pending approval. As a result, we have not derived any revenue from the sales of products and have not yet demonstrated ability to obtain regulatory approval, formulate and manufacture commercial scale products, or conduct sales and marketing activities necessary for successful product commercialization. Without revenue, we can only finance our company through debt and equity financings.

We may not be able to develop products successfully or develop them on a timely basis.

Our immunotherapy product candidates are at various stages of research and development. Further development and extensive testing will be required to determine their technical feasibility and commercial viability. We will need to complete significant additional clinical trials demonstrating that our product candidates are safe and effective to the satisfaction of the FDA and other non-U.S. regulatory authorities. The drug approval process is time-consuming, which involves substantial expenditures of resources, and depends upon a number of factors, including the severity of the illness in question, the availability of alternative treatments, and the risks and benefits demonstrated in the clinical trials. Our success depends on our ability to achieve scientific and technological advances and to translate such advances into licensable, FDA-approvable, commercially competitive products on a timely basis. Failure can occur at any stage of the process. If such programs are not successful, we may be unable to develop revenue-producing products. As we enter a more extensive clinical program for our product candidates, the data generated in these studies may not be as compelling as the earlier results.

Immunotherapies and vaccines that we may develop are not likely to be commercially available for three or more years. Any delay in obtaining FDA and/or other necessary regulatory approvals in the United States and in countries outside the United States for any investigational new drug and failure to receive such approvals would have an adverse effect on the investigational new drug’s potential commercial success and on our business, prospects, financial condition and results of operations. The time required to obtain approval by the FDA and non-U.S. regulatory authorities is unpredictable but typically takes many years following the commencement of clinical trials and depends upon numerous factors, including the substantial discretion of the regulatory authorities. For example, the FDA or non-U.S. regulatory authorities may disagree with the design or implementation of our clinical trials or study endpoints; or we may be unable to demonstrate that a product candidate’s clinical and other benefits outweigh its safety risks. In addition, the FDA or non-U.S. regulatory authorities may disagree with our interpretation of data from preclinical studies or clinical trials or the data collected from clinical trials of our product candidates may not be sufficient to support the submission of a new drug application (“NDA”) or other submission or to obtain regulatory approval in the United States or elsewhere. The FDA or non-U.S. regulatory authorities may fail to approve the manufacturing processes or facilities of third-party manufacturers with which we contract for clinical and commercial supplies; and the approval policies or regulations of the FDA or non-U.S. regulatory authorities may significantly change in a manner rendering our clinical data insufficient for approval. In addition, approval policies, regulations, or the type and amount of clinical data necessary to gain approval may change during the course of a product candidate’s clinical development and may vary among jurisdictions. The proposed development schedules for our immunotherapy product candidates may be affected by a variety of other factors, including technological difficulties, clinical trial failures, regulatory hurdles, competitive products, intellectual property challenges and/or changes in governmental regulation, many of which will not be within our control.

Any delay in the development, approval, introduction or marketing of our products could result either in such products being marketed at a time when their cost and performance characteristics would not be competitive in the marketplace or in the shortening of their commercial lives. In light of the long-term nature of our projects, the unproven technology involved and the other factors described elsewhere in this section, we might not be able to successfully complete the development or marketing of any new products, and as a result, our business, prospects, financial condition and results of operations could be materially and adversely affected. We may be required to reduce our staff, discontinue certain research or development programs of our future products and cease to operate.

We may not achieve commercial success even if our product candidates are approved for sale.

Even if we obtain the required regulatory approvals to market our product candidates, there are many factors which may prevent us from ever successfully selling the products in commercial quantities. Some factors are beyond our control, such as:

●	acceptance of the formulation of Immunotherapies by health care professionals and patients;
●	Failure of third-parties that we may enter into collaboration agreements with for the manufacture, sales, marketing and distribution of our products; and
●	the availability, effectiveness and relative cost of alternative treatments which may be developed by competitors.

We may face legal claims; Litigation is expensive and we may not be able to afford the costs.

We may face legal claims involving stockholders, consumers, competitors, entities from whom we license technology, entities with whom we collaborate, persons claiming that we are infringing on their intellectual property and others. As described in the discussion entitled “Legal Proceedings” in this prospectus, we are engaged in one legal proceeding, in which we could suffer significant financial losses. Legal proceedings are inherently uncertain, and adverse rulings could occur, including monetary damages, or an injunction stopping us from engaging in business practices, or requiring other remedies, such as compulsory licensing of patents.

The costs of litigation or any proceeding relating to our intellectual property or contractual rights could be substantial even if resolved in our favor. Some of our competitors or financial funding sources have far greater resources than we do and may be better able to afford the costs of complex legal procedures. Also, in a law suit for infringement or contractual breaches, even if frivolous, will require considerable time commitments on the part of management, its attorneys and consultants. Defending these types of proceedings or legal actions involve considerable expense and could negatively affect our financial results.

Our research and development programs are subject to uncertainty.

Factors affecting our research and development programs include, but are not limited to:

• competition from companies that are substantially and financially stronger than we are;

• need for acceptance of our Immunotherapies;

• our ability to anticipate and adapt to a competitive market and rapid technological developments;

• amount and timing of operating costs and capital expenditures relating to expansion of our business, operations and infrastructure;

• need to rely on multiple levels of outside funding due to the length of drug development cycles and governmental approved protocols associated with the pharmaceutical industry; and

• dependence upon key personnel including key independent consultants and advisors.

Our research and development expenses may not be consistent from time to time. We may be required to accelerate or delay incurring certain expenses depending on the results of our studies and the availability of adequate funding.

Certain of our technologies are in-licensed from third parties, and the protection of those technologies is not entirely within our control.

        We license technologies from a third party, the Mayo Clinic. We in-license from the Mayo Clinic the technology for: (i) the Her2/neu peptide epitopes, (ii) a novel set of Class II HER2/neu antigens discovered in breast cancer patients and (iii) a novel smallpox peptide antigens. In addition, we have an option, which we intend to exercise, to license the Folate Alpha Receptor technology from the Mayo Clinic. As a result of these in-licenses, we could lose the right to develop each of the technologies if:

•	the owners of the patent rights underlying the technologies that we license do not properly maintain or enforce the patents and intellectual property underlying those properties,

•	the Mayo Clinic seeks to terminate our license in contravention of the license agreements,

•	we fail to make all payments due and owing under any of the licenses or

•	we fail to obtain on commercially reasonable terms, if at all, in-licenses from the Mayo Clinic or other for other rights that are necessary to develop the technology that we have already in-licensed.

        If any of the above occurs, we could lose the right to use the in-licensed intellectual property, which would adversely affect our ability to commercialize our technologies, products or services. The loss of any current or future licenses from Mayo Clinic or the exclusivity rights provided therein could materially harm our financial condition and operating results.

We have an option to acquire an exclusive in-license technology from a third party, and if that party does not protect its license, we could lose the opportunity to develop that technology.

        In 2014, Ayer Special Situations Funds I, LP (“Ayer”) obtained an exclusive in-license from the Mayo Clinic to the Folate Alpha Receptor technology, and we obtained an option to acquire that exclusive in-license from Ayer. If Ayer does not maintain the in-license technology or, in contradiction of the terms of our agreement with Ayer, transfers it another party or relinquishes the in-license, our competitive position and business prospects could be harmed. Ayer also may seek to terminate our option to acquire the in-license, which could cause us to lose the right to use the right to develop intellectual property and adversely affect our ability to commercialize our technologies, products or services.

We rely upon patents to protect our technology. We may be unable to protect our intellectual property rights and we may be liable for infringing the intellectual property rights of others.

Our ability to compete effectively depends on our ability to maintain the proprietary nature of our technologies, including Polystart™, and the proprietary technology of others with whom we have entered into collaboration and licensing agreements.

We own or hold licenses to a number of issued patents and U.S. pending patent applications, as well as foreign patents and foreign counterparts. Our success depends in part on our ability to obtain patent protection both in the United States and abroad for our product candidates, as well as the methods for treating patients in the product indications using these product candidates. Such patent protection is costly to obtain and maintain, and sufficient funds might not be available. Our ability to protect our product candidates from unauthorized or infringing use by third parties depends in substantial part on our ability to obtain and maintain valid and enforceable patents. Due to evolving legal standards relating to the patentability, validity and enforceability of patents covering pharmaceutical inventions and the scope of claims made under these patents, our ability to obtain, maintain and enforce patents is uncertain and involves complex legal and factual questions. Even if our product candidates, as well as methods for treating patients for prescribed indications using these product candidates are covered by valid and enforceable patents and have claims with sufficient scope, disclosure and support in the specification, the patents will provide protection only for a limited amount of time. Accordingly, rights under any issued patents may not provide us with sufficient protection for our product candidates or provide sufficient protection to afford us a commercial advantage against competitive products or processes.

In addition, we cannot guarantee that any patents will be issued from any pending or future patent applications owned by or licensed to us. Even if patents have been issued or will be issued, we cannot guarantee that the claims of these patents are or will be valid or enforceable or will provide us with any significant protection against competitive products or otherwise be commercially valuable to us. The laws of some foreign jurisdictions do not protect intellectual property rights to the same extent as in the United States and many companies have encountered significant difficulties in protecting and defending such rights in foreign jurisdictions. Furthermore, different countries have different procedures for obtaining patents, and patents issued in different countries offer different degrees of protection against use of the patented invention by others. If we encounter such difficulties in protecting or are otherwise precluded from effectively protecting our intellectual property rights in foreign jurisdictions, our business prospects could be substantially harmed.

The patent positions of biotechnology and pharmaceutical companies, including our patent position, involve complex legal and factual questions, and, therefore, validity and enforceability cannot be predicted with certainty. Patents may be challenged, deemed unenforceable, invalidated, or circumvented. Our patents can be challenged by our competitors who can argue that our patents are invalid, unenforceable, lack sufficient written description or enablement, or that the claims of the issued patents should be limited or narrowly construed. Patents also will not protect our product candidates if competitors devise ways of making or using these product candidates without infringing our patents.

We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our technologies, methods of treatment, product candidates, and any future products are covered by valid and enforceable patents or are effectively maintained as trade secrets and we have the funds to enforce our rights, if necessary.

The expiration of our owned or licensed patents before completing the research and development of our product candidates and receiving all required approvals in order to sell and distribute the products on a commercial scale can adversely affect our business and results of operations.

We may be unable to adequately prevent disclosure of trade secrets and other proprietary information.

We also rely on trade secrets to protect our proprietary technologies, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. We rely in part on confidentiality agreements with our employees, consultants, outside scientific collaborators, sponsored researchers, and other advisors to protect our trade secrets and other proprietary information. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover our trade secrets and proprietary information. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

If we are unable to obtain licenses needed for the development of our product candidates, or if we breach any of the agreements under which we license rights to patents or other intellectual property from third parties, we could lose license rights that are important to our business.

If we are unable to maintain and/or obtain licenses needed for the development of our product candidates in the future, we may have to develop alternatives to avoid infringing on the patents of others, potentially causing increased costs and delays in drug development and introduction or precluding the development, manufacture, or sale of planned products. Some of our licenses provide for limited periods of exclusivity that require minimum license fees and payments and/or may be extended only with the consent of the licensor. We might not meet these minimum license fees in the future or these third parties might not grant extensions on any or all such licenses. This same restriction may be contained in licenses obtained in the future.

Additionally, the patents underlying the licenses might not be valid and enforceable. To the extent any products developed by us are based on licensed technology, royalty payments on the licenses will reduce our gross profit from such product sales and may render the sales of such products uneconomical. In addition, the loss of any current or future licenses or the exclusivity rights provided therein could materially harm our business financial condition and our operations.

We may not obtain or maintain the benefits associated with orphan drug designation, including market exclusivity.

We plan to present Phase II advancement plans in late 2014 for the Folate Alpha Receptor technology in the form of an application for orphan drug status. If we are not granted orphan drug designation, the Phase II trial will be significantly longer and costlier than we currently anticipate.  Even if granted, we may not receive the benefits associated with orphan drug designation. This may result from a failure to maintain orphan drug status, or result from a competing product reaching the market that has an orphan designation for the same disease indication. Under U.S. regulations for orphan drugs, if such a competing product reaches the market before ours does, the competing product could potentially obtain a scope of market exclusivity that limits or precludes our product from being sold in the United States for seven years. Even if we obtain exclusivity, the FDA could subsequently approve a drug for the same condition if the FDA concludes that the later drug is clinically superior in that it is shown to be safer, more effective or makes a major contribution to patient care. A competitor also may receive approval of different products for the same indication for which our orphan product has exclusivity, or obtain approval for the same product but for a different indication for which the orphan product has exclusivity.

In addition, if and when we request orphan drug designation in Europe, the European exclusivity period is ten years but can be reduced to six years if the drug no longer meets the criteria for orphan drug designation or if the drug is sufficiently profitable so that market exclusivity is no longer justified. Orphan drug exclusivity may be lost if the FDA or EMEA determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantity of the drug to meet the needs of patients with the rare disease or condition.

We have no manufacturing, sales, marketing or distribution capability and we must rely upon third parties for such.

We do not intend to create facilities to manufacture our products and therefore will depend upon third parties to do so. We currently have no agreements with any commercial manufacturers.

If we are unable to establish or manage strategic collaborations in the future, our revenue and drug development may be limited.

Our strategy includes eventual substantial reliance upon strategic collaborations for marketing and commercialization of our cancer vaccines, and we may rely even more on strategic collaborations for research, development, marketing and commercialization of our other Immunotherapies. If we are unsuccessful in securing such strategic collaborations we may be unable to commercialize our products as we have not yet licensed, marketed or sold any of our Immunotherapies or entered into successful collaborations for these services in order to ultimately commercialize our Immunotherapies. Establishing strategic collaborations is difficult and time-consuming. Our discussions with potential collaborators may not lead to the establishment of collaborations on favorable terms, if at all. Potential collaborators may reject collaborations based upon their assessment of our financial, clinical, regulatory or intellectual property position. If we successfully establish new collaborations, these relationships may never result in the successful development or commercialization of our Immunotherapies or the generation of sales revenue. To the extent that we enter into co-promotion or other collaborative arrangements, our product revenues are likely to be lower than if we directly marketed and sold any products that we may develop.

Management of our relationships with our collaborators will require:

• significant time and effort from our management team;

• coordination of our research and development programs with the research and development priorities of our collaborators; and

• effective allocation of our resources to multiple projects.

If we continue to enter into research and development collaborations at the early phases of drug development, our success will in part depend on the performance of our corporate collaborators. We will not directly control the amount or timing of resources devoted by our corporate collaborators to activities related to our Immunotherapies. Our corporate collaborators may not commit sufficient resources to our research and development programs or the commercialization, marketing or distribution of our Immunotherapies. If any corporate collaborator fails to commit sufficient resources, our preclinical or clinical development programs related to this collaboration could be delayed or terminated. Also, our collaborators may pursue existing or other development-stage products or alternative technologies in preference to those being developed in collaboration with us. Finally, if we fail to make required milestone or royalty payments to our collaborators or to observe other obligations in our agreements with them, our collaborators may have the right to terminate those agreements.

We need to attract and retain highly skilled personnel; we may be unable to effectively manage growth with our limited resources.

As of July 16, 2014, we had 2 full-time employees and a number of management and scientific consultants. Our ability to attract and retain highly skilled personnel is critical to our operations and expansion. We face competition for these types of personnel from other technology companies and more established organizations, many of which have significantly larger operations and greater financial, technical, human and other resources than we have. We may not be successful in attracting and retaining qualified personnel on a timely basis, on competitive terms, or at all. If we are not successful in attracting and retaining these personnel, or integrating them into our operations, our business, prospects, financial condition and results of operations will be materially adversely affected. In such circumstances we may be unable to conduct certain research and development programs, unable to adequately manage our clinical trials and other products, and unable to adequately address our management needs.

We depend upon our senior management and key consultants and their loss or unavailability could put us at a competitive disadvantage.

We depend upon the efforts and abilities of our senior executives, as well as the services of several key consultants, including Dr. Glynn Wilson and Dr. Robert Florkiewicz. The loss or unavailability of the services of either of these individuals for any significant period of time could have a material adverse effect on our business, prospects, financial condition and results of operations.

Risks Related to our Industry

The biotechnology and immunotherapy industries are characterized by rapid technological developments and a high degree of competition. We may be unable to compete with more substantial enterprises.

The biotechnology and biopharmaceutical industries are characterized by rapid technological developments and a high degree of competition. As a result, our actual or proposed Immunotherapies could become obsolete before we recoup any portion of our related research and development and commercialization expenses. Competition in the biopharmaceutical industry is based significantly on scientific and technological factors. These factors include the availability of patent and other protection for technology and products, the ability to commercialize technological developments and the ability to obtain governmental approval for testing, manufacturing and marketing. We compete with specialized biopharmaceutical firms in the United States, Europe and elsewhere, as well as a growing number of large pharmaceutical companies that are applying biotechnology to their operations. Many biopharmaceutical companies have focused their development efforts in the human therapeutics area, including cancer. Many major pharmaceutical companies have developed or acquired internal biotechnology capabilities or made commercial arrangements with other biopharmaceutical companies. These companies, as well as academic institutions and governmental agencies and private research organizations, also compete with us in recruiting and retaining highly qualified scientific personnel and consultants. Our ability to compete successfully with other companies in the pharmaceutical field will also depend to a considerable degree on the continuing availability of capital to us.

We are aware of certain investigational new drugs under development or approved products by competitors that are used for the prevention, diagnosis, or treatment of certain diseases we have targeted for drug development. Various companies are developing biopharmaceutical products that have the potential to directly compete with our Immunotherapies even though their approach may be different. The biotechnology and biopharmaceutical industries are highly competitive, and this competition comes from both biotechnology firms and from major pharmaceutical companies. Many of these companies have substantially greater financial, marketing, and human resources than we do. We also experience competition in the development of our Immunotherapies from universities, other research institutions and others in acquiring technology from such universities and institutions.

In addition, certain of our Immunotherapies may be subject to competition from investigational new drugs and/or products developed using other technologies, some of which have completed numerous clinical trials.

We are subject to numerous risks inherent in conducting clinical trials.

We outsource the management of our clinical trials to third parties. Agreements with clinical investigators and medical institutions for clinical testing and with other third parties for data management services, place substantial responsibilities on these parties that, if unmet, could result in delays in, or termination of, our clinical trials. If any of our clinical trial sites fail to comply with FDA-approved good clinical practices, we may be unable to use the data gathered at those sites. If these clinical investigators, medical institutions or other third parties do not carry out their contractual duties or obligations or fail to meet expected deadlines, or if the quality or accuracy of the clinical data they obtain is compromised due to their failure to adhere to our clinical protocols or for other reasons, our clinical trials may be extended, delayed or terminated, and we may be unable to obtain regulatory approval for, or successfully commercialize, agents. We cannot be certain that we will successfully recruit enough patients to complete our clinical trials nor that we will reach our primary endpoints. Delays in recruitment, lack of clinical benefit or unacceptable side effects would delay or prevent the initiation of the Phase II, clinical trials, planned for late 2014.

We or our regulators may suspend or terminate our clinical trials for a variety of reasons. We may voluntarily suspend or terminate our clinical trials at any time if we believe they present an unacceptable risk to the patients enrolled in our clinical trials or do not demonstrate clinical benefit. In addition, regulatory agencies may order the temporary or permanent discontinuation of our clinical trials at any time if they believe that the clinical trials are not being conducted in accordance with applicable regulatory requirements or that they present an unacceptable safety risk to the patients enrolled in our clinical trials.

Our clinical trial operations are subject to regulatory inspections at any time. If regulatory inspectors conclude that we or our clinical trial sites are not in compliance with applicable regulatory requirements for conducting clinical trials, we may receive reports of observations or warning letters detailing deficiencies, and we will be required to implement corrective actions. If regulatory agencies deem our responses to be inadequate, or are dissatisfied with the corrective actions we or our clinical trial sites have implemented, our clinical trials may be temporarily or permanently discontinued, and we may be fined, we or our investigators may be precluded from conducting any ongoing or any future clinical trials, the government may refuse to approve our marketing applications or allow us to manufacture or market our products, and we may be criminally prosecuted.

The lengthy approval process as well as the unpredictability of future clinical trial results may result in our failing to obtain regulatory approval for our product candidates, which would materially harm our business, results of operations and prospects.

The successful development of immunotherapies is highly uncertain.

Successful development of biopharmaceuticals is highly uncertain and depends on numerous factors, many of which are beyond our control. Immunotherapies that appear promising in the early phases of development may fail to reach the market for several reasons including:

• preclinical study results that may show the immunotherapy to be less effective than desired (e.g., the study failed to meet its primary objectives) or to have harmful or problematic side effects;

• clinical study results that may show the immunotherapy to be less effective than expected (e.g., the study failed to meet its primary endpoint) or to have unacceptable side effects;

• failure to receive the necessary regulatory approvals or a delay in receiving such approvals. Among other things, such delays may be caused by slow enrollment in clinical studies, length of time to achieve study endpoints, additional time requirements for data analysis, or Biologics License Application preparation, discussions with the FDA, an FDA request for additional preclinical or clinical data, or unexpected safety or manufacturing issues;

• manufacturing costs, formulation issues, pricing or reimbursement issues, or other factors that make the immunotherapy uneconomical; and

• the proprietary rights of others and their competing products and technologies that may prevent the immunotherapy from being commercialized.

Success in preclinical and early clinical studies does not ensure that large-scale clinical studies will be successful. Clinical results are frequently susceptible to varying interpretations that may delay, limit or prevent regulatory approvals. The length of time necessary to complete clinical studies and to submit an application for marketing approval for a final decision by a regulatory authority varies significantly from one immunotherapy to the next, and may be difficult to predict.

Even if we are successful in getting market approval, commercial success of any of our product candidates will also depend in large part on the availability of coverage and adequate reimbursement from third-party payers, including government payers such as the Medicare and Medicaid programs and managed care organizations, which may be affected by existing and future health care reform measures designed to reduce the cost of health care. Third-party payers could require us to conduct additional studies, including post-marketing studies related to the cost effectiveness of a product, to qualify for reimbursement, which could be costly and divert our resources. If government and other health care payers were not to provide adequate coverage and reimbursement levels for one any of our products once approved, market acceptance and commercial success would be reduced.

In addition, if one of our products is approved for marketing, we will be subject to significant regulatory obligations regarding the submission of safety and other post-marketing information and reports and registration, and will need to continue to comply (or ensure that our third party providers) comply with Good Manufacturing Practices (“GMPs”) and Good Clinical Practices (‘GCPs’), for any clinical trials that we conduct post-approval. In addition, there is always the risk that we or a regulatory authority might identify previously unknown problems with a product post-approval, such as adverse events of unanticipated severity or frequency. Compliance with these requirements is costly, and any failure to comply or other issues with our product candidates post-market approval could have a material adverse effect on our business, financial condition and results of operations.

We must comply with significant government regulations.

The research and development, manufacture and marketing of human therapeutic and diagnostic products are subject to regulation, primarily by the FDA in the United States and by comparable authorities in other countries. These national agencies and other federal, state, local and foreign entities regulate, among other things, research and development activities (including testing in animals and in humans) and the testing, manufacturing, handling, labeling, storage, record keeping, approval, advertising and promotion of the products that we are developing. If we obtain approval for any of our product candidates, our operations will be directly or indirectly through our customers, subject to various federal and state fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statue and the federal False Claims Act, and privacy laws. Noncompliance with applicable laws and requirements can result in various adverse consequences, including delay in approving or refusal to approve product licenses or other applications, suspension or termination of clinical investigations, revocation of approvals previously granted, fines, criminal prosecution, civil and criminal penalties, recall or seizure of products, exclusion from having our products reimbursed by federal health care programs, the curtailment or restructuring of our operations, injunctions against shipping products and total or partial suspension of production and/or refusal to allow a company to enter into governmental supply contracts.

The process of obtaining requisite FDA approval has historically been costly and time-consuming. Current FDA requirements for a new human biological product to be marketed in the United States include: (1) the successful conclusion of preclinical laboratory and animal tests, if appropriate, to gain preliminary information on the product’s safety; (2) filing with the FDA of an IND to conduct human clinical trials for drugs or biologics; (3) the successful completion of adequate and well-controlled human clinical trials to establish the safety and efficacy of the investigational new drug for its recommended use; and (4) filing by a company and acceptance and approval by the FDA of a Biologic License Application, or BLA, for a biological investigational new drug, to allow commercial distribution of a biologic product. The FDA also requires that any drug or formulation to be tested in humans be manufactured in accordance with its Good Manufacturing Practices, or GMP, regulations. This has been extended to include any drug that will be tested for safety in animals in support of human testing. The GMPs set certain minimum requirements for procedures, record-keeping and the physical characteristics of the laboratories used in the production of these drugs. A delay in one or more of the procedural steps outlined above could be harmful to us in terms of getting our Immunotherapies through clinical testing and to market.

Litigation regarding patents, patent applications and other proprietary rights may be expensive and time consuming. If we are involved in such litigation, it could cause delays in bringing product candidates to market and harm our ability to operate.

Our success depends in part on our ability to operate without infringing the proprietary rights of third parties. The pharmaceutical industry is characterized by extensive litigation regarding patents and other intellectual property rights. Other parties may obtain patents in the future and allege that the products or use of our technologies infringe these patent claims or that we are employing their proprietary technology without authorization.

In addition, third parties may challenge or infringe upon our existing or future patents. Proceedings involving our patents or patent applications or those of others could result in adverse decisions regarding:

• the patentability of our inventions relating to our product candidates; and/or

• the enforceability, validity or scope of protection offered by our patents relating to our product candidates.

Even if we are successful in these proceedings, we may incur substantial costs and divert management time and attention in pursuing these proceedings, which could have a material adverse effect on us. If we are unable to avoid infringing the patent rights of others, we may be required to seek a license, defend an infringement action or challenge the validity of the patents in court. Patent litigation is costly and time consuming. We may not have sufficient resources to bring these actions to a successful conclusion. In addition, if we do not obtain a license, develop or obtain non-infringing technology, fail to defend an infringement action successfully or have infringed patents declared invalid, we may:

• incur substantial monetary damages;

• encounter significant delays in bringing our product candidates to market; and/or be precluded from participating in the manufacture, use or sale of our product candidates or methods of treatment requiring licenses.

We may incur substantial liabilities from any product liability claims if our insurance coverage for those claims is inadequate.

We face an inherent risk of product liability exposure related to the testing of our Immunotherapies in human clinical trials, and will face an even greater risk if the approved products are sold commercially. An individual may bring a liability claim against us if one of the Immunotherapies causes, or merely appears to have caused, an injury. If we cannot successfully defend ourselves against the product liability claims, we will incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

• decreased demand for our Immunotherapies;

• damage to our reputation;

• withdrawal of clinical trial participants;

• costs of related litigation;

• substantial monetary awards to patients or other claimants;

• loss of revenues;

• the inability to commercialize Immunotherapies; and

• increased difficulty in raising required additional funds in the private and public capital markets.

We do not have product liability insurance because we are not selling our products yet. We intend to maintain product liability insurance consistent with industry standards upon commencement of the marketing and distribution. There can be no assurance that product liability claims will not exceed such insurance coverage limits, which could have a materially adverse effect on our business, financial condition or results of operations, we may not be able to maintain insurance coverage at a reasonable cost and we may not be able to obtain insurance coverage that will be adequate to satisfy any liability that may arise.

Risks Related to our Securities

The price of our common stock may be volatile.

The trading price of our common stock may fluctuate substantially. The price of our common stock that will prevail in the market may be higher or lower than the price you have paid, depending on many factors, some of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose part or all of your investment in our common stock. Those factors that could cause fluctuations include, but not limited to, the following:

•	price and volume fluctuations in the overall stock market from time to time;

•	fluctuations in stock market prices and trading volumes of similar companies;

•	actual or anticipated changes in our net loss or fluctuations in our operating results or in the expectations of securities analysts;

•	the issuance of new equity securities pursuant to a future offering, including issuances of preferred stock;

•	general economic conditions and trends;

•	positive and negative events relating to healthcare and the overall pharmaceutical and biotech sector;

•	major catastrophic events;

•	sales of large blocks of our stock;

•	significant dilution caused by the anti-dilutive clauses in our financial agreements;

•	departures of key personnel;

•	changes in the regulatory status of our Immunotherapies, including results of our clinical trials;

•	events affecting Mayo Clinic, Mayo Foundation for Medical Education and Research or any future collaborators;

•	announcements of new products or technologies, commercial relationships or other events by us or our competitors;

•	regulatory developments in the United States and other countries;

•	failure of our common stock to be listed or quoted on the OTCBB, the NASDAQ Capital Market, NYSE Amex Equities or other national market system;

•	changes in accounting principles; and

•	discussion of us or our stock price by the financial and scientific press and in online investor communities.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Due to the potential volatility of our stock price, we may therefore be the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management’s attention and resources from our business.

A DTC “Chill” on the electronic clearing of trades in our securities in the future may affect the liquidity of our stock and our ability to raise capital.

There is a risk that the Depository Trust Company (DTC) may place a “chill” on the electronic clearing of trades in our securities. This may lead some brokerage firms to be unwilling to accept certificates and/or electronic deposits of our stock and other securities and also some may not accept trades in our securities altogether. There is no assurance that a chill will not occur in the future. A future DTC chill would affect the liquidity of our securities and make it difficult to purchase or sell our securities in the open market. It may also have an adverse effect on our ability to raise capital because investors may be unable to easily resell our securities into the market. Our inability to raise capital on terms acceptable to us, if at all, could have a material and adverse effect on our business and operations.

You may have difficulty selling our shares because they may be deemed “penny stocks.”

If our common stock price does not increase above $5.00 per share or we are unsuccessful in listing on a “recognized” national exchange, our common stock may continue to be deemed a “penny stock” as that term is defined in Rule 3a51-1, promulgated under the Exchange Act. Penny stocks are, generally, stocks:

• with a price of less than $5.00 per share;

• that are neither traded on a “recognized” national exchange nor listed on an automated quotation system sponsored by a registered national securities association meeting certain minimum initial listing standards; and

• of issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenue of less than $6.0 million for the last three years.

Section 15(g) of the Exchange Act and Rule 15g-2 promulgated thereunder require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a “penny stock” for the investor’s account. We urge potential investors to obtain and read this disclosure carefully before purchasing any shares that are deemed to be “penny stock.”

Rule 15g-9 promulgated under the Exchange Act requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any “penny stock” to that investor. This procedure requires the broker-dealer to:

• obtain from the investor information about his or her financial situation, investment experience and investment objectives;

• reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has enough knowledge and experience to be able to evaluate the risks of “penny stock” transactions;

• provide the investor with a written statement setting forth the basis on which the broker-dealer made his or her determination; and

• receive a signed and dated copy of the statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives.

Compliance with these requirements may make it harder for investors in our common stock to resell their shares to third parties. Accordingly, our common stock should only be purchased by investors, who understand that such investment is a long-term and illiquid investment, and are capable of and prepared to bear the risk of holding our common stock for an indefinite period of time.

Although one reason we asked our shareholders to approve a reverse stock split was to increase the price per share of our common stock such that it would not be subject to the “penny stock” rules. Our stock closed at $1.60 per share on July 14, 2014 and the per share price of our common stock might not obtain or maintain the necessary levels to prevent our stock being subject to these rules in the future.

A limited public trading market may cause volatility in the price of our common stock.

    The quotation of our common stock on the OTCBB does not assure that a meaningful, consistent and liquid trading market currently exists, and in recent years such market has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies like us. Our common stock is thus subject to this volatility. Sales of substantial amounts of common stock, or the perception that such sales might occur, could adversely affect prevailing market prices of our common stock and our stock price may decline substantially in a short time and our shareholders could suffer losses or be unable to liquidate their holdings.. Our stock is thinly traded due to the limited number of shares available for trading on the market thus causing large swings in price. In addition, there is no established trading market for our warrants.

There is no market for the warrants to purchase common stock being offering in this offering.

    There is no established public trading market for the warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply for a listing of any of the warrants on any securities exchange. Without an active market, the liquidity of the warrants will be limited.

Holders of our warrants will have no rights as a common stockholder until such holders exercise their warrants and acquire our common stock.

    Until you acquire shares of our common stock upon exercise of your warrants, you will have no rights with respect to the shares of our common stock underlying such warrants. Upon exercise of your warrants, you will be entitled to exercise the rights of a common stockholder only as matters of which the record date occurs after the exercise date.

The market prices for our common stock may be adversely impacted by future events.

    Our common stock began trades on the over-the-counter-markets and is currently quoted on the OTCBB under the symbol “TPIV.OB” and on the Frankfurt and Berlin Stock Exchanges under the symbol “GX1A.”  The listing on the Berlin Stock Exchange was done without the Company’s knowledge and consent. Market prices for our common stock and warrants will be influenced by a number of factors, including:

• the issuance of new equity securities pursuant to a future offering, including issuances of preferred stock;

• changes in interest rates;

• significant dilution caused by the anti-dilutive clauses in our financial agreements;

• competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

• variations in quarterly operating results;

• change in financial estimates by securities analysts;

• the depth and liquidity of the market for our common stock and warrants;

• investor perceptions of our company and the pharmaceutical and biotech industries generally; and

• general economic and other national conditions.

If we fail to remain current with our listing requirements, we could be removed from the OTCBB which would limit the ability of broker-dealers to sell our securities and the ability of shareholders to sell their securities in the secondary market.

Companies trading on the OTCBB must be reporting issuers under Section 12 of the Securities Exchange Act, as amended. If we fail to file such reports in a timely manner, the shares of our common stock would eventually cease to be quoted on the OTCBB, and the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of shareholders to sell their securities in the secondary market.

 Our internal control over financial reporting and our disclosure controls and procedures have been ineffective in the past, and may be ineffective again in the future, and failure to improve them at such time could lead to errors in our financial statements that could require a restatement or untimely filings, which could cause investors to lose confidence in our reported financial information, and a decline in our stock price.

        Certain of our outstanding warrants contain, or may be deemed to contain from time to time, embedded derivative rights in accordance with U.S. Generally Accepted Accounting Principles, or GAAP. These derivative rights, or similar rights in securities we may issue in the future, need to be, or may need to be, separately valued as of the end of each accounting period in accordance with GAAP.

      The Company has evaluated the application ASC 480-10 Distinguishing liabilities from equity, ASC 815-40 Contracts in an Entity’s Own Equity and ASC 718-10 Compensation – Stock Compensation to the issued and outstanding warrants to purchase common stock that were issued with the convertible notes, private placements, consulting agreements, and various debt settlements during 2009 through 2012. Based on the guidance, management concluded these instruments are required to be accounted for as derivatives either due to a ratchet down protection feature available on the exercise price or a holder’s right to put the warrants back to the Company for cash under certain conditions or a conversion option feature with conversion into variable number of shares. Under ASC 815-40-25, the Company records the fair value of these warrants and conversion options (derivatives) on its balance sheet, at fair value, with changes in the values reflected in the statements of operations as “Changes in fair value of derivative liabilities”. The fair value of the share purchase warrants are recorded on the balance sheet under ‘Derivative liability – warrants’ and the fair value of the conversion options are recorded on the balance sheet under ‘Derivative liability – conversion option’.

Sales of additional equity securities may adversely affect the market price of our common stock and your rights may be reduced.

We expect to continue to incur drug development and sale, general and administrative costs, and to satisfy our funding requirements, we will need to sell additional equity securities, which may be subject to registration rights and warrants with anti-dilutive protective provisions. The sale or the proposed sale of substantial amounts of our common stock or other equity securities in the public markets may adversely affect the market price of our common stock and our stock price may decline substantially. Our shareholders may experience substantial dilution and a reduction in the price that they are able to obtain upon sale of their shares. Also, new equity securities issued may have greater rights, preferences or privileges than our existing common stock.

Additional authorized shares of common stock available for issuance may adversely affect the market price of our securities.

    We are currently authorized to issue 500,000,000 shares of our common stock. As of July 14, 2014, we had 16,806,569 shares of our common stock issued and outstanding, excluding shares issuable upon exercise of our outstanding warrants, options and shares of common stock earned but not yet issued under Omnibus Stock Option Plan. Those outstanding shares represent 3.2% of are authorized shares, meaning that the ownership position of the current shareholders could be diluted significantly were we to issue a large number of additional shares.  Fear of such ownership dilution could reduce the desirability of our shares and reduce the price at which you are able to resell your shares.

The accounting treatment for certain of our warrants is complex and subject to judgments concerning the valuation of embedded derivative rights within the applicable securities. Fluctuations in the valuation of these rights could cause us to take charges to our earnings and make our financial results unpredictable.

Certain of our outstanding warrants contain, or may be deemed to contain from time to time, embedded derivative rights in accordance with U.S. Generally Accepted Accounting Principles, or GAAP. These derivative rights, or similar rights in securities we may issue in the future, need to be, or may need to be, separately valued as of the end of each accounting period in accordance with GAAP. We record these embedded derivatives as liabilities at issuance, valued using the American Binomial Option Pricing Model and are subject to revaluation at each reporting date. Any change in fair value between reporting periods is reported on our statement of operations. At March 31, 2014, the fair value of the derivative liability – warrants was $603,893. Changes in the valuations of these rights, the valuation methodology or the assumptions on which the valuations are based could cause us to take charges to our earnings, which would adversely impact our results of operations. Moreover, the methodologies, assumptions and related interpretations of accounting or regulatory authorities associated with these embedded derivatives are complex and in some cases uncertain, which could cause our accounting for these derivatives, and as a result, our financial results, to fluctuate. There is a risk that questions could arise from investors or regulatory authorities concerning the appropriate accounting treatment of these instruments, which could require us to restate previous financial statements, which in turn could adversely affect our reputation, as well as our results of operations.

We do not intend to pay cash dividends.

We have not declared or paid any cash dividends on our common stock, and we do not anticipate declaring or paying cash dividends for the foreseeable future. Any future determination as to the payment of cash dividends on our common stock will be at our board of directors’ discretion and depends on our financial condition, operating results, capital requirements and other factors that our board of directors considers to be relevant.

Nevada law has anti-takeover provisions that could discourage, delay or prevent a change in control, which may cause our stock price to decline.

Nevada law contains provisions which could make it more difficult for a third party to acquire us, even if closing such a transaction would be beneficial to our shareholders. We are authorized to issue up to 5,000,000 shares of preferred stock. This preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by our Board of Directors without further action by shareholders. The terms of any series of preferred stock may include voting rights (including the right to vote as a series on particular matters), preferences as to dividend, liquidation, conversion and redemption rights and sinking fund provisions. The issuance of any preferred stock could materially adversely affect the rights of the holders of our common stock, and therefore, reduce the value of our common stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell our assets to, a third party and thereby preserve control by the present management.

Provisions of Nevada law also could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a shareholder might consider favorable. Such provisions may also prevent or frustrate attempts by our shareholders to replace or remove our management. In particular, Nevada law, among other things, provides the Board of Directors with the ability to alter the Bylaws without shareholder approval, and provide that vacancies on the Board of Directors may be filled by a majority of directors in office, although less than a quorum.

We are also subject to Section78.378 and78.379 of Nevada Revised Statutes Section, which, subject to certain exceptions, imposes regulations over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply to the corporation or to an acquisition of a controlling interest specifically by types of existing or future stockholders, whether or not identified. In addition, the articles of incorporation, the bylaws or a resolution adopted by the directors of the issuing corporation may impose stricter requirements on the acquisition of a controlling interest in the corporation than the provisions of NRS 78.378 to 78.379.

These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to first negotiate with its board. These provisions may delay or prevent someone from acquiring or merging with us, which may cause the market price of our common stock to decline.

Properties.

Our corporate offices are currently located at 1551 Eastlake Avenue East, Suite 100, Seattle, Washington, 98102.We are on a month to month basis with our landlord for our current facility which is an approximately 2,682 square feet in Seattle, Washington.

Legal Proceedings

On May 8, 2012, we entered into a consulting agreement with Michael Gardner whereby he was issued 56,000 shares of our common stock in exchange for consulting duties, including the raising of capital. We determined that Mr. Gardener had no intent to fulfill his obligations under that agreement and terminated that agreement. The court denied our motion for a TRO and we were unable to raise necessary funds to continue our defense against Mr. Gardner, As a result, we defaulted on a $100,000 bond. In addition, we attempted to restrict Mr. Gardner’s ability to transfer his shares he received pursuant to that agreement. Mr. Gardner sued us in New York Supreme Court attempting to compel us to remove the legend from his shares and we countered a Temporary Restraining Order.

We also brought an action against Mr. Gardner in the American Arbitration Association. That action remains pending. We have claimed losses totaling approximately $800,000. Mr. Gardner has claimed damages totaling $633,000, 82,000 shares of our common stock and legal fees.

The law firm that we used to pursue the Gardner Action was awarded a judgment against us for $210,255 of unpaid legal fees (“G&S Judgment”). Shareholders of the Company acquired the G&S Judgment in full, converted that Judgment into shares of Company common stock and subsequently released the Company from any liability related thereto.

One of our suppliers, Fischer Scientific was awarded a judgment against us for $51,000 which is equal to the amount owed to them. We intend to settle that matter in the second quarter of 2014.

We are not aware of any legal proceedings contemplated by any government authority or any other party involving the Company. As of the date of this Report, no director, officer or affiliate is (i) a party adverse to us in any legal proceeding, or (ii) has an adverse interest to us in any legal proceeding. Management is not aware of any other legal proceedings pending or threatened against the Company.

In addition to the foregoing, we may from time to time get involved in legal proceedings in the ordinary course of our business. We do not believe that any of these claims and proceedings against us is likely to have, individually or in the aggregate, a material adverse effect on our financial condition or results of operations.

USE OF PROCEEDS

Unless an applicable prospectus supplement states otherwise, we expect to use the proceeds from the sale of the sale of these securities in the following order:

•	$400,000 of proceeds of the sale of these securities to exercise our option to acquire an exclusive license to the Folate Alpha Receptor technology,

•	any remainder for general corporate purposes, which may include funding clinical studies, repayment of existing indebtedness, working capital, capital expenditures, acquisitions and joint ventures.

As of the date of this prospectus, we have not identified as probable any specific material proposed uses of these proceeds except as set out above. If, as of the date of any prospectus supplement, we have identified any such uses, we will describe them in the prospectus supplement. The amount of securities offered from time to time pursuant to this prospectus and any prospectus supplement, and the precise amounts and timing of the application of net proceeds from the sale of those securities, depends upon our funding requirements. Pending these uses, we intend to invest the net proceeds in investment-grade, interest-bearing securities.

 PLAN OF DISTRIBUTION

We may sell securities to one or more underwriters or dealers for public offering and sale by them, or we may sell the securities to investors directly or through agents. An applicable prospectus supplement will set forth the terms of the offering and the method of distribution and will identify any firms acting as underwriters, dealers or agents in connection with the offering, including:

• the name or names of any underwriters;

• the purchase price of the securities;

• any underwriting discounts and other items constituting underwriters’ compensation;

• any initial public offering price and the net proceeds we will receive from such sale;

• any discounts or concessions allowed or re-allowed or paid to dealers; and

• any securities exchange or market on which the securities offered in the prospectus supplement may be listed.

We may distribute our securities from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices determined as a prospectus supplement specifies, including in “at-the-market” offerings. We may sell our securities through rights offering, forward contracts or similar arrangements.

We may authorize underwriters, dealers, or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in a prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in an applicable prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Any underwriting discounts or other compensation which we pay to underwriters or agents in connection with the offering of our securities, and any discounts, concessions or commissions which underwriters allow to dealers, will be set forth in a prospectus supplement. Underwriters may sell our securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of our securities may be deemed to be underwriters under the Securities Act and any discounts or commissions they receive from us and any profit on the resale of our securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from us, will be described in the applicable supplement to this prospectus. Unless otherwise set forth in the supplement to this prospectus relating thereto, the obligations of the underwriters or agents to purchase our securities will be subject to conditions precedent and the underwriters will be obligated to purchase all our offered securities if any are purchased. The public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Any common stock sold pursuant to this prospectus and applicable prospectus supplement, will be approved for trading, upon notice of issuance, on the OCTBB market or such other stock exchange that our securities are trading upon. Any warrants or units sold pursuant to this prospectus will not be approved on any market or exchange. However, the shares of common stock underlying those warrants will also be approved for trading upon exercise of the warrants on the OTCBB market or such other exchange that our securities are trading upon.

Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof.

An underwriter may engage in over-allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with securities laws. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions permit bidders to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. The underwriters may engage in these activities on any exchange or other market in which the securities may be traded. If commenced, the underwriters may discontinue these activities at any time.

Certain of the underwriters and their affiliates may be customers of, engage in transactions with, and perform services for, us and our subsidiaries in the ordinary course of business at any time. We may sell the securities covered in this prospectus in any of these ways (or in any combination).

In compliance with the guidelines of the Financial Services Regulatory Authority, Inc., or FINRA, the maximum compensation to be received by a FINRA member or independent broker-dealer may not exceed 8% of the offering proceeds. It is anticipated that the maximum compensation to be received in any particular offering of securities will be no more than this amount.

DESCRIPTION OF SECURITIES

General

At the date hereof, we are authorized by our certificate of incorporation to issue an aggregate of 500,000,000 shares of common stock, par value $0.001 per share and 5,000,000 shares as blank check preferred shares, no par value. On Jan 10, 2014 the shareholders and the Board of Directors approved a reverse stock split whereby every one hundred (100) shares of common stock held by a TapImmune stockholder was exchanged for one share of TapImmune common stock (the “Reverse Stock Split”).  The Board of Directors set the close of business on the twentieth day following the mailing of an information statement to the shareholders as the date on which to file a “Certificate Pursuant to NRS 78.209” with the Nevada Secretary of State to make the reverse stock split effective. The principal effect of the reverse stock split decreased the number of outstanding shares of common stock. At the time of the approval of the reverse stock split by the shareholders on January 10, 2014, we had approximately 145,000,000 common shares outstanding, which number was reduced to approximately 1,450,000 shares as a result of the reverse stock split.

 This prospectus contains only a summary of the common stock we may offer from time to time, in one or more offerings, in a dollar amount that does not exceed, in the aggregate, $20,000,000. The specific terms of any securities actually offered for sale, together with the terms of that offering, the initial price and the net proceeds to us from the sale of these securities, will be set forth in an accompanying prospectus supplement. That prospectus supplement also will contain information, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed. This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

The following summary of the terms of our common stock and preferred stock, respectively, may not be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of our amended and restated certificate of incorporation and our amended and restated bylaws. You should refer to, and read this summary together with, our amended and restated certificate of incorporation and amended and restated bylaws to review all of the terms of our common stock and preferred stock, respectively, that may be important to you.

Common Stock

Holders of our common stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. In this event, the holders of the remaining shares of common stock would not be able to elect any directors. Except as otherwise required by Nevada law, and subject to the rights of the holders of preferred stock, if any, all stockholder action is taken by the vote of a majority of the outstanding shares of common stock voting as a single class present at a meeting of stockholders at which a quorum consisting of one-third of the outstanding shares of common stock is present in person or proxy.

Subject to the prior rights of any class or series of preferred stock which may from time to time be outstanding, if any, holders of our common stock are entitled to receive ratably, dividends when, as, and if declared by our board of directors out of funds legally available for that purpose and, upon our liquidation, dissolution, or winding up, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock,

Warrants

        We may issue warrants for the purchase of common stock. We may issue warrants independently or together with any other securities offered by any prospectus supplement and they may be attached to or separate from the other offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into by us. Further terms of the warrants and the applicable warrant agreements will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement relating to any particular issue of warrants will describe the terms of the warrants, including, as applicable, the following:

•	the title of the warrants;
•	the aggregate number of the warrants;
•	the price or prices at which the warrants will be issued;
•	the designation, terms and number of shares of common stock purchasable upon exercise of the warrants;
•	the designation and terms of the offered securities, if any, with which the warrants are issued and the number of the warrants issued with each offered security;
•	the date, if any, on and after which the warrants and the related common stock will be separately transferable;
•	the price at which each share of common stock purchasable upon exercise of the warrants may be purchased;
•	the date on which the right to exercise the warrants shall commence and the date on which that right shall expire;
•	the minimum or maximum amount of the warrants which may be exercised at any one time;
•	information with respect to book-entry procedures, if any;
•	a discussion of certain federal income tax considerations; and
•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

We may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

Units

We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The applicable prospectus supplement will describe, among other matters, :

•  the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;
•  any agreement under which the units will be issued;
•  any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and
•  whether the units will be issued in fully registered or global form.

The applicable prospectus supplement will describe the terms of any units. The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units.

Registration Rights

None of our outstanding shares of common stock or shares of common stock issuable upon conversion of our convertible notes and shares of common stock issuable upon exercise of outstanding warrants are subject to demand or piggyback registration rights.

Anti-Takeover Provisions

         The provisions of Nevada law and our bylaws may have the effect of delaying, deferring or preventing another party from acquiring control of the company. These provisions may discourage and prevent coercive takeover practices and inadequate takeover bids.

Nevada Law

Nevada law contains a provision governing “acquisition of controlling interest.” This law provides generally that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly-held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested shareholders of the corporation elects to restore such voting rights in whole or in part. The control share acquisition act provides that a person or entity acquires “control shares” whenever it acquires shares that, but for the operation of the control share acquisition act, would bring its voting power within any of the following three ranges: 20 to 33-1/3%; 33-1/3 to 50%; or more than 50%.

A “control share acquisition” is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares. The shareholders or Board of Directors of a corporation may elect to exempt the stock of the corporation from the provisions of the control share acquisition act through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws do not exempt our common stock from the control share acquisition act.

The control share acquisition act is applicable only to shares of “Issuing Corporations” as defined by the Nevada law. An Issuing Corporation is a Nevada corporation which (i) has 200 or more shareholders, with at least 100 of such shareholders being both shareholders of record and residents of Nevada, and (ii) does business in Nevada directly or through an affiliated corporation.

At this time, we do not believe we have 100 shareholders of record resident of Nevada and we do not conduct business in Nevada directly. Therefore, the provisions of the control share acquisition act are believed not to apply to acquisitions of our shares and will not until such time as these requirements have been met. At such time as they may apply, the provisions of the control share acquisition act may discourage companies or persons interested in acquiring a significant interest in or control of us, regardless of whether such acquisition may be in the interest of our shareholders.

The Nevada “Combination with Interested Stockholders Statute” may also have an effect of delaying or making it more difficult to effect a change in control of us. This statute prevents an “interested stockholder” and a resident domestic Nevada corporation from entering into a “combination,” unless certain conditions are met. The statute defines “combination” to include any merger or consolidation with an “interested stockholder,” or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an “interested stockholder” having (i) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or (iii) representing 10% or more of the earning power or net income of the corporation.

An “interested stockholder” means the beneficial owner of 10% or more of the voting shares of a resident domestic corporation, or an affiliate or associate thereof. A corporation affected by the statute may not engage in a “combination” within three years after the interested stockholder acquires its shares unless the combination or purchase is approved by the Board of Directors before the interested stockholder acquired such shares. If approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the Board of Directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of (i) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher, (ii) the market value per common share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher, or (iii) if higher for the holders of preferred stock, the highest liquidation value of the preferred stock.

Articles of Incorporation and Bylaws

Our articles of incorporation are silent as to cumulative voting rights in the election of our directors. Nevada law requires the existence of cumulative voting rights to be provided for by a corporation's articles of incorporation.  In the event that a few stockholders end up owning a significant portion of our issued and outstanding common stock, the lack of cumulative voting would make it more difficult for other stockholders to replace our Board of Directors or for a third party to obtain control of us by replacing our Board of Directors. Our articles of incorporation and bylaws do not contain any explicit provisions that would have an effect of delaying, deferring or preventing a change in control of us.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Island Stock Transfer, 1550 Roosevelt Blvd Suite 301, Clean water FL 33760.

Listing

The shares of our common stock are quoted on the OTCBB under the symbol TPIV.OB. On July 14, 2014 the last reported sale price per share for our common stock on the OTCBB as reported was $1.60.

LEGAL MATTERS

The legality and validity of the securities offered from time to time under this prospectus will be passed upon by Sanders Ortoli Vaughn-Flam Rosenstadt LLP.

EXPERTS

Our consolidated financial statements as of December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013 incorporated herein by reference from our Annual Report in Form 10-K for the year ended December 31, 2013 have been audited by Dale Matheson Carr-Hilton LaBonte LLP, an independent registered public accounting firm, as set forth in their report therein, and are incorporated in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities we are offering under this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You may read and copy the registration statement, as well as our reports, proxy statements and other information, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, where our SEC filings are also available. The address of the SEC’s web site is http://www.sec.gov

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents without restating that information in this document. The information incorporated by reference into this prospectus is considered to be part of this prospectus, and information we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of this prospectus and prior to the termination of this offering, will automatically update and supersede the information contained in this prospectus and documents listed below. We incorporate by reference into this prospectus the documents listed below, except to the extent information in those documents differs from information contained in this prospectus, and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including exhibits (other than in each case, documents or information deemed to be furnished and not filed in accordance with SEC rules):

(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 as filed with the SEC on April 14, 2014 as amended by Form 10-K/A filed with the SEC on April 17, 2014; and

(b)	Our Periodic Reports on Form 10-Q filed with the SEC on May 20, 2014.

In addition, all documents that we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference or deemed to be a part of this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is or is deemed to be incorporated by reference or deemed to be a part of this Registration Statement modifies or supersedes such statement. Any statement contained in a document that is deemed to be incorporated by reference or deemed to be a part of this Registration Statement after the most recent effective date may modify or replace existing statements contained in this Registration Statement. In either case, any statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

We will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the information that we have incorporated by reference into this prospectus. We will provide this information upon written or oral request at no cost to the requester. You may request this information by contacting our corporate headquarters at the following address: TapImmune Inc.1551 Eastlake Avenue East, Suite 100, Seattle Washington. Attn: Glynn Wilson or by calling (206) 504-7278.